On November 8, 2005, management of Coventry will speak at the CIBC Healthcare Conference. The following is a series of slides used by Coventry management in the presentation.

Certain statements in this presentation will be forward-looking statements. Certain risks and uncertainties, including those in the Company's filings with the SEC, including its annual reports on Form 10-K, may materially impact those statements and could cause actual future results to differ materially from those anticipated and discussed. Reconciliation of any non-GAAP measures discussed in this presentation will be posted on our Investor Relations website at www.cvty.com.

Q3 2005 - Solid Financial Results

•	Diluted EPS of $0.81 up 27% over Q3 04
•	$1.67B in Revenue – increase of 25.9% over Q3 04
•	12.5% Operating Margin - increase of 290 bps over Q3 04
•	Industry-leading operating margin
•	Membership up 39,000 from prior quarter
•	Strong Commercial growth

Q3 2005 - Strong quality of earnings

•	Cash Flow from Operations = 146% of Net Income
•	Adjusted for extra Medicare payment
•	Days in Claims Payable for the quarter of 56.0
•	Increase of 1.3 days from prior quarter
•	Debt to Capital Ratio of 24.1%
•	Already below 2005 target of 25% debt to capital ratio

•	$0.07 accretive to earnings in Q305
•	YTD accretion consistent with expectations
•	23.5% YTD Operating Margin
•	$589.4 million in YTD Revenues
•	Consistent with Company expectations

•	Total Q4 Revenues of $1.66B - $1.70 B
•	Diluted EPS of $0.81 to $0.82 before the impact of Hurricane Katrina
•	Projected Full Year EPS of $3.14 to $3.15 before Katrina
•	Possible loss of ($0.03) to ($0.05) in Louisiana operations during the fourth quarter due to Hurricane Katrina
•	Projecting 1% membership growth for the full year

•	$7.7B - $7.9B in revenue – increase of 19% over 2005E
•	Includes $500M - $700M of Part D revenue
•	Health Plan membership growth of 1% – 3%
•	Adjusted for anticipated membership losses in Louisiana
•	Diluted Earnings Per Share of $3.54 - $3.59
•	Excludes Part D contribution of $0.02
•	Excludes FAS 123R impact of ($0.13) – ($0.14)

•	Stable Operating Margin - in aggregate
•	If margins remain stable, earnings will grow as revenue grows
•	Important to understand how the underlying components (Commercial, Medicare, Medicaid) are moving

•	Medicare MLR increases 300-400 basis points
•	Part D mix within MA product, Competitive Bid in 2006
•	80.7% YTD Q3 2005
•	Expect 10% membership growth in 2006
•	Medicaid MLR increases 150-200 basis points
•	Expecting low single digit yield increases
•	Commercial MLR improves 30-50 basis points

•	No change in our pricing philosophy
•	Prospective unit cost view
•	Conservative view on utilization and other factors
•	Add margin for error
•	Conservatism in 2006 pricing same as in 2005

•	Year to Date Q3 2005:
•	Premium PMPM up 8.7%
•	Medical Expense PMPM up 8.0%
•	Commercial MLR = 78.8% - a 60 basis point improvement from YTD 2004!
•	2005 premium increases less than 2004 (~10%)
•	Income Statement Commercial PMPM trend is already at 8%

•	2006 conservatism same as 2005
•	Expect similar results
•	Slightly improving Commercial MLR

•	GAAP EPS $3.42 - $3.48
•	Incorporates Part D, Katrina, and FAS 123R
•	Our pricing philosophy has not changed
•	We are pricing to at least trend in health plan commercial business
•	Expect Commercial operating margin to expand slightly, offset by increasing Medicare Advantage and Medicaid MLRs
•	Goal is to maintain overall health plan operating margin at current best-in-industry levels with acceptable growth